     As filed with the Securities and Exchange Commission on January 17, 2001
                                                      Registration No.333-74199

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 25049

                                      -----

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  UNIVEC, INC.
                 (Name of Small Business Issuer in Its Charter)


          Delaware                           3841                11-3163455
          --------                           ----                ----------
(State or other jurisdiction          (Primary Standard       (I.R.S. Employer
      of incorporation           Industrial Classification   Identification No.)
      or organization)                  Code Number)

                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (631) 777-2000
                               Fax: (631) 777-2786
          (Address and telephone number of principal executive offices)

                                     ------

                                 Joel Schoenfeld
                       Chairman of the Board and President
                                  UNIVEC, Inc.
                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (631) 777-2000
                               Fax: (631) 777-2786
            (Name, address and telephone number of agent for service)

                                     ------

                                   Copies to:
                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                     ------

                Approximate Date of Proposed Sale to the Public:
                 As soon as practicable after the effective date
         of this post-effective amendment to the registration statement.

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    * * * * *

                         Calculation of Registration Fee

=================================================================================================================
                                                        Proposed              Proposed
      Title of Each Class                                Maximum               Maximum
        of Securities             Amount to Be      Offering Price Per    Aggregate Offering     Amount of
       to Be Registered            Registered            Share(1)               Price(1)      Registration Fee
-----------------------------------------------------------------------------------------------------------------

Common Stock,
    $.001 par value, .........        37,500(2)              $1.0625(4)           $39,843.75            $11.07

Common Stock,
    $.001 par value, .........       312,500(3)              $1.0625(4)          $332,031.25            $92.30

Common Stock,
    $.001 par value, .........     2,187,500(5)                 $.41(6)          $896,875.00           $249.33

Common Stock,
    $.001 par value, .........     5,463,273(7)                 $.41(6)        $2,239,941.93           $622.70

Common Stock,
    $.001 par value, .........        25,000(8)                 $.41(6)           $10,250.00             $2.85

Common Stock,
    $.001 par value, .........        44,444(9)                 $.41(6)           $18,222.04             $5.07

Common Stock,
    $.001 par value, .........       250,000(10)                $.41(6)          $102,500.00            $28.50

Common Stock,
    $.001 par value, .........       500,000(11)                $.41(6)          $205,000.00            $56.99

Common Stock,
    $.001 par value, .........       416,666(12)                $.75(13)         $312,499.50            $82.50

Common Stock,
    $.001 par value, .........       223,600(14)                $.75(13)         $167,700.00            $44.27

Common Stock,
    $.001 par value, .........        50,000(15)                $.75(13)          $37,500.00             $9.90

Common Stock,
    $.001 par value, .........       360,000(16)                $.75(13)         $270,000.00            $71.28
-----------------------------------------------------------------------------------------------------------------
Total Registration Fee .......                                                                       $1,219.74(17)
                                                                                                     ------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents 37,500 shares issuable upon exercise of Common Stock Purchase Warrants registered for sale by the selling securityholders named herein.

(3) Represents 312,500 shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

(4) Estimated in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for a share of Common Stock on the Nasdaq SmallCap Market on March 9, 1999.

(5) Represents the additional shares issuable upon conversion of 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 2,187,500 shares are in addition to the 312,500 shares included in this registration statement issuable upon conversion of the 250 shares of Series C 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.80 per share.

(6) Estimated in accordance with Rule 457(c) on the basis of the closing sales price for a share of Common Stock on the Over-the Counter Electronic Bulletin Board on November 8, 1999.

(7) Represents the additional shares issuable upon conversion of 612 shares of Series B 5% Convertible Preferred Stock owned by the selling securityholders assuming a conversion price of $.10 per share. These 5,463,273 shares are in addition to the shares of common stock issuable upon conversion of shares of Series B preferred stock owned by the selling securityholders assuming a conversion price of $.80 per share, which shares are included in Registration No. 333-62261 declared effective by the Securities and Exchange Commission December 11, 1998. See Explanatory Note on the facing page of this Post-Effective Amendment No. 1 on Form S-2 to Form S-3.

(8) Represents shares issuable upon exercise of warrants issued to a registered broker-dealer in connection with the issuance and sale by Univec in a private placement in July 1998 of 750 shares of Series B 5% Convertible Preferred Stock and warrants to purchase 112,500 shares of common stock.

(9) Represents shares issued by Univec to certain of the selling stockholders in connection with the issuance and sale of the Series C 5% Convertible Preferred Stock and the warrants to purchase 37,500 shares of common stock.

(10) Consists of shares of common stock issuable upon exercise of options issued in connection with payment of fees for legal services.

(11) Consists of shares of common stock issuable upon exercise of options granted under the Registrant's 1996 Stock Option Plan.

(12) Represents shares issued in satisfaction of a portion of accrued salaries.

(13) Estimated in accordance with Rule 457(c) on the basis of the closing sales price for a share of Common Stock on the Over-the Counter Electronic Bulletin Board on January 31, 2000.

(14)     Represents shares issued in satisfaction of indebtedness.

(15) Consists of shares of common stock issued in payment for services rendered.

(16) Consists of shares of issued in payment for the purchase price of equipment.

(17) Of the $1,219.74 total Registration Fee, $103.37 was paid on March 10, 1999, $908.45 was paid in November 12, 1999 and $207.92 was paid on February 3, 2000.

================================================================================

                                EXPLANATORY NOTE

         In accordance with Rule 429, the prospectus included in this Registration Statement also relates to the offering of securities included in Registration Statement No. 333-66261, declared effective December 11, 1998 and Registration Statement No. 333-20187, declared effective April 21, 1997.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION - DATED JANUARY 16, 2001

                                  UNIVEC, INC.


                        6,349,710 Shares of Common Stock

         The selling securityholders are offering to the public up to 6,349,710 shares of common stock. The selling securityholders can acquire up to 5,655,000 of these shares upon conversion of our series B and series C 5% convertible preferred stock, as payment of dividends on the series B and series C preferred stock and upon exercise of warrants and options to purchase common stock issued by us.

         The common stock is quoted on the NASD's over-the-counter electronic bulletin board under the trading symbol "UNVC.OB."

         Univec will not receive any proceeds from the sale of common stock by the selling securityholders, but Univec will receive the proceeds from the exercise of options and warrants to purchase shares of common stock being offered by the selling securityholders.

         The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.

         Our executive offices are at 22 Dubon Court, Farmingdale, New York 11735, and our telephone number is 631-777-2000

         These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------


                The date of this Prospectus is January 16, 2001.

                                Table of Contents

                                                                           Page
                                                                           ----

Risk Factors..................................................................3

Forward Looking Statements....................................................6

Use of Proceeds...............................................................6

Where You Can Find Additional Information.....................................7

Information About Univec......................................................8

Selling securityholders......................................................10

Plan of Distribution.........................................................15

Description of Securities....................................................16

Legal Matters................................................................20

Experts......................................................................20


                                -----------------


         You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                -----------------

         This Prospectus does not constitute an offer to sell or to a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all other information included in this prospectus, including the documents that we incorporate by reference, before you decide to purchase shares of common stock.

We have a history of operating losses and these losses may continue.

         We have incurred losses since the inception of the company. We incurred a net loss of $1,158,942 for the fiscal year ended December 31, 1999, and a net loss of $1,897,206 for the fiscal year ended December 31, 1998. We incurred a net loss of $1,797,072 for the nine months ended September 30, 2000. As a result of continuing losses our accumulated deficit was $6,945,864 at September 30, 2000. We expect to continue to incur operating losses until such time, if ever, as we derive significant increases in revenues from the sale of our locking clip syringes and sale of equipment and licencing technology.

We need additional financing or we may not be able to continue our operations.

         We need additional financing to continue our operations and we must raise funds through the sale of our securities or by other means. If funds are not available in adequate amounts, we will be forced to curtail our operations or seek protection from our creditors under the bankruptcy laws, which could have an adverse effect on our stockholders.

We may not realize continuing revenues from licensing our patents and technology.

         If we are unable to realize continuing revenue from licensing our patents and technologies, we will be dependent on our manufacturing operations which have not been profitable to date and our stockholders would be adversely affected.

About 74% of our sales in 1999 were made to only two customers.

         Two customers each accounted for approximately 37% of our revenues during 1999. Together they accounted for about 74% of revenues. If either one or both of these customers stopped purchasing our locking clip syringes in substantial quantities our business, financial condition and results of operations could be materially adversely affected.

We are dependent on outside contract manufacturers and we could be affected by interruptions to production.

         We depend on several outside contract manufacturers to produce and assemble our 1cc locking clip syringes. We have a contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufactures syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed lcc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by the Portuguese manufacturer. The failure of one or more of our outside manufacturers or assemblers to produce components or to assemble completed 1cc locking clip syringes on a timely basis could have a materially adverse effect on our business.

         We also produce our plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business.

We only manufacture a 1cc syringe and unless we expand our product base we may remain dependent on a limited number of customers.

         We are developing a 3cc, non-aspirating, locking clip syringe and other size syringes for hospitals and health clinics. Hospitals and health clinics use more 3cc and other size syringes than 1cc syringes, and may not be willing to purchase our 1cc locking clip syringes until such time as we are also able to offer other size syringes. Until we develop 3cc and other size syringes we may continue to be dependent on a small number of customers, principally international relief agencies, who use 1cc syringes.

We may not be able to comply with the FDA's Quality System and Good Manufacturing Practices.

         Our manufacturing facility in New York is registered with the FDA and with certain state agencies, and we must maintain extensive records, report any adverse experiences on the use of our products and submit to periodic audits and inspections by the FDA and certain state agencies. The Food, Drug, and Cosmetic Act also requires devices to be manufactured in accordance with the quality system regulation, which sets forth good manufacturing practices requirements. We believe we are in compliance with FDA requirements, but our facility has not as yet been subject to an FDA audit or inspection. If we are found not to be in compliance the FDA can impose penalties, enforcement procedures and compliance requirements which could be costly and could require us to discontinue the manufacture and/or the marketing of our products in the United States until any deficiencies are corrected.

We may not be able to obtain regulatory approvals needed to sell our products in foreign markets.

         Many countries impose product standards, packaging requirements, labeling requirements and import restrictions on devices. Foreign regulatory clearances required for our products vary from country to country, may be unpredictable and may impose substantial additional costs and burdens. Compliance with disparate foreign requirements could impose additional costs on us and the failure of our products to obtain required approvals in one or more foreign jurisdictions could limit the market for our products and could have a material adverse effect on our business.

Our ability to protect our patents and defend against claims of infringing the rights of others may be affected by our limited financial resources.

         We hold three United States patents, including a patent for our locking clip, a key component of our principal products, and we intend to seek United States and appropriate foreign patent protection for patentable technology we develop or acquire.

         We cannot give you any assurance that our three existing United States patents or patents that may be issued to us in the future will not be challenged, invalidated or circumvented in the future or that the rights granted under these patents will provide a competitive advantage.

         Litigation alleging infringement claims against us (with or without merit), or instituted by us to enforce patents owned by us or to determine the enforceability, scope and validity of the rights of others, is costly and time consuming. Because we have limited financial resources, we may be hampered in our ability to protect our patents or to defend against claims of infringement by others. If any relevant claims of third-party patents are upheld, we could be prevented from manufacturing or selling our products or could be required to obtain licenses from the patent owners of each patent, or to redesign our products or processes to avoid infringement. Any of these developments could have a materially adverse effect on our business, financial condition and results of operations.

We are a small company and must compete with three large manufacturers who control approximately 90% of the worldwide syringe market.

         Our principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Tyco and Terumo Medical Corporation of Japan control approximately 90%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than we do. To our knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. We cannot give you any assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that we will be able to successfully compete in this market.

We have limited products liability insurance and exposure to uninsured risks.

         The manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. Although we maintain product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate, we cannot give you any assurance that the coverage limits of our insurance policies will be adequate, or that we will continue to be able to maintain such insurance coverage at an acceptable cost. In addition, any successful claim against us in an amount exceeding our insurance coverage could have a materially adverse effect on our business, financial condition or results of operations.

We are dependent on the services of the Chairman of our Board of Directors.

         We are dependent on the experience, abilities and continued services of Joel Schoenfeld, who was elected Chairman of our Board of Directors when he resigned as our Chief Executive Officer effective November 30, 1999. Mr. Schoenfeld's services as Chairman of the Board of Directors and as our employee continue to be available to us. Mr. Schoenfeld is the subject of a Federal Grand Jury Indictment alleging misrepresentation with four other persons in a commercial transaction in 1991 unrelated to our business. We believe that Mr. Schoenfeld did nothing improper and will be exonerated, but there can be no assurance that the indictment will not result in the loss of Mr. Schoenfeld's services. The loss of the services of Joel Schoenfeld for any reason would have a materially adverse effect on our business and operations.

                           FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend,"
"anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders, but we will receive any proceeds of the exercise of warrants and options covering some of the shares of common stock offered by this prospectus. Snow Becker Krauss P.C. has agreed that it will apply any gain from the sale of the shares of common stock being offered by it in reduction of Univec's indebtedness to that firm for legal services.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

         We are a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus includes UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

Information Incorporated by Reference

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus.

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as amended.

         2. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000.

         3. Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2000.

         4. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000.

         5. The description of the common stock and warrants contained in our Registration Statement on Form 8-A (File No. 0-22413) under Section 12 of the Securities Exchange Act, including any amendments or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                  UNIVEC, INC.
                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (631) 777-2000
                               Fax: (631) 777-2786
                            Attn: Corporate Secretary

This prospectus is accompanied by a copy of the 10-KSB and the most recent
10-QSB.

                            INFORMATION ABOUT UNIVEC


         At UNIVEC, Inc. we develop, assemble, license and market safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. We also sell and intend to develop other hypodermic devices. We are a Delaware corporation incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus include UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

         In 1997, we commenced production and sales of our 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency and hepatitis viruses, as well as other blood-borne pathogens. We have received 510(k) clearance from the U.S. Food and Drug Administration to market our locking clip syringes in the United States.

         We believe that our 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. We also believe that we are the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing .05cc to .95cc dosages of medicine for treatment of allergies, immunization and insulin medicines. It is more difficult to deliver .05cc to .95cc dosages accurately with a syringe barrel that is greater than 1cc. We do not know of any other company that offers an aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, we believe that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

         We rely primarily on several outside contract manufacturers for the production and assembly of our 1cc locking clip syringes. We have a contract with a Portuguese manufacturer with an annual capacity of 75,000,000 units. The Portuguese manufacturer also manufacturers syringe barrels and assembles and packages completed 1cc locking clip syringes for us. In addition, we have arrangements with three other foreign syringe manufacturers, with a capacity of 100,000,000 units annually, to assemble and package completed 1cc locking clip syringes from proprietary plunger/clip assemblies manufactured for us by the Portuguese manufacturer.

         To augment production of outside manufacturers, we have commenced production of our proprietary plunger/clip assemblies and the completed 1cc locking clip syringe at our own production facility in Farmingdale, New York. The Farmingdale facility has an annual capacity of approximately 25,000,000 completed units and can also manufacture the proprietary 1cc plunger/clip for assembly into completed units by our contract manufacturers. We intend, however, to rely primarily on our outside manufacturers as a regular source of supply, since the Farmingdale facility has higher unit costs which could adversely affect our business.

         Our initial marketing efforts have been directed primarily to international relief agencies, including the International Red Cross, UNICEF and the World Health Organization, as well as to public hospitals and health facilities in the Northeast. We also intend to market our locking clip syringes to

         -        governments of developing countries,

         -        private hospitals and health facilities in the Northeast, and

         -        distributors in the United States.

         We also plan to license our patents and proprietary manufacturing processes relating to our 1cc locking clip and other syringe designs. To stimulate demand for our safety syringes, we plan to initiate promotional and educational campaigns directed at

         - public health officers and other government officials responsible for public health policies,

         - doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and

         - liability insurance companies. We plan to enter into arrangements with independent sales agents and distributors in targeted markets.

Recent Developments

         We continue to need additional financing to continue our operations. Since the de-listing of our common stock from the NASDAQ SmallCap Market on June 30, 1999 our stock price has been highly volatile and has been as low as $.1562 per share on several occasions. On January 16, 2001, the closing price for our stock was $.20 per share. The decline in our stock price and its volatility has and will continue to hamper our efforts to raise equity capital. In addition, any equity financing that may become available will be dilutive to existing stockholders.

         Since December 31, 1999, we issued 1,020,147 shares of common stock upon conversion of outstanding series B preferred stock with a stated value of $385,000. The conversion of our series B and series C preferred stock and the subsequent sale of our common stock while its market price is declining may result in further decreases in the price of our common stock.

         In June 2000, the Board of Directors adopted the 2000 Stock Option Plan (the "2000 Plan") which was subsequently ratified by the Company's Stockholders on August 24, 2000 and allows the Company to grant stock options to purchase 2,250,000 shares of common stock. In June 2000, the Company issued options to acquire an aggregate of 900,000 shares of common stock under the 2000 Plan, exercisable at $.675 per share through June 2005, to three directors in consideration of their guarantees of the Company's obligations under a finance lease. The Company also issued options to acquire an aggregate of 100,000 shares of common stock under the 2000 Plan to two officers, exercisable at $.675 per share through June 2005.

         On September 29, 2000 the Company filed a registration statement on Form S-8 for the Company's 2000 Consultant Compensation Plan pursuant to which the Company is authorized to issue an aggregate of one million (1,000,000) shares of Common Stock, $.0001 par value per share, to compensate various individuals for legal, consulting and other services rendered. The Company has issued 411,680 shares of common stock to five consultants in payment for services valued at $260,790.

         The conversion of our preferred shares, the issuance of options to purchase a substantial number of shares and the exercise of options and other rights to acquire a substantial number of shares will dilute existing stockholders and may have a depressive effect on the market price for our common stock.

                             SELLING SECURITYHOLDERS

         The table below sets forth the number of shares of common stock beneficially owned as of January 16, 2001, by each selling securityholder, the number of shares of common stock to be sold, and the number of shares of common stock beneficially owned after the sale of the shares of common stock offered hereby. The following table assumes that the selling securityholders will sell all shares of common stock offered by this prospectus.

         On January 16, 2001, we had 6,365,746 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by a selling security holder, any shares which such person has the right to acquire within 60 days are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

         The Shaar Fund Ltd., the principal selling security holder, beneficially owns common stock because it owns 477 shares of Series B and Series C preferred stock which are convertible into common stock and also owns warrants to purchase 150,000 shares of common stock. The number of shares of common stock shown in the table as owned beneficially by Shaar is 318,287 shares, or 5% of the outstanding shares, because the preferred stock is not convertible into common stock if and to the extent the conversion would result in the holder being the beneficial owner of more than 5% of the outstanding common stock.

         Apart from this 5% limitation, the number of shares of common stock issuable upon conversion of the preferred stock is equal to

         - the stated value of $1,000 per share of the preferred stock being converted divided by

         - a conversion price per share equal to 75% of the average of the three lowest closing bid prices for the common stock during the twenty trading days before the conversion or, if less, $1.10 per share.

         If preferred shares were converted on January 16, 2001, the conversion price based on this formula would have been $.125 per share, and the preferred stock would have been convertible into 3,816,000 shares, or 60% of the outstanding shares, if all the preferred stock could have been converted. Since the actual conversion price can change and there is no minimum conversion price, the amount of 4,920,000 shares of common stock to be sold by Shaar shown in the table below represents 4,770,000 shares that would be issuable at an assumed conversion price of $.10 per share plus 150,000 shares issuable upon exercise of the warrants owned by Shaar. The actual number of shares acquired by Shaar upon conversion of its 477 shares of preferred stock will depend on the applicable conversion price at the time of the conversions. The Shaar Fund can sell a total number of shares greater than 5% of the outstanding common stock by converting preferred stock into common stock within the 5% limit and then selling the common stock acquired before again converting the preferred stock.

         Marla Manowitz and Randy Cohen are each offering 250,000 shares issuable upon exercise of options granted to them in September 1999. The number of shares beneficially owned by each of them shown in the table below includes only the 100,000 shares issuable to each of them for which the options are or will be exercisable within 60 days. They can sell all 250,000 shares subject to their options by exercising the options after the options have become exercisable for the full number of shares. The number of shares beneficially owned by them before the offering also includes the shares owned by them which are not being offered pursuant to this prospectus.

                                   Shares of Common Stock      Shares of    Shares of Common
                                     Beneficially Owned       Common Stock  Stock Owned After
Name                                   Before Offering        to Be Sold        Offering
-----                           --------------------------------------------------------------
                                   Number       Percentage
                                   ------       ----------

The Shaar Fund Ltd.               318,287           5.00%     4,920,000            -0-
Citro Building,
Wickhams Cay,
P.O. Box 662,
Road Town, Tortola, B.V.I

Joel and Flora Schoenfeld       7,526,612(1)       57.23%        16,666(2)  7,509,946 (56.63%)
c/o Univec, Inc.
22 Dubon Court
Farmingdale, NY 11735

John W. Frank                   1,849,375          24.30%       223,600     1,625,775 (21.36%)
74 Essex Road
Summit, New Jersey 07901

Richard Mintz
c/o Univec, Inc                   118,000           1.84%        50,000       68,000 (1.06%)
Dubon Court
Farmingdale, NY 11735

The Malachi Group, Inc.            19,611(3)           *         19,611            -0-
12 Piedmont Center
Suite 410
Atlanta, GA 30305

Peter Baxter                       19,611(4)           *         19,611            -0-
485 Franklin Pond Rd.
Atlanta, GA 30342

                                   Shares of Common Stock      Shares of    Shares of Common
                                     Beneficially Owned       Common Stock  Stock Owned After
Name                                   Before Offering        to Be Sold        Offering
-----                           --------------------------------------------------------------
                                   Number       Percentage
                                   ------       ----------
Zazoff Associates                  19,111(5)           *         19,111            -0-
160 Littleton Road, #202
Parsipany, NJ 07054

The Progressive Group              11,111              *         11,111            -0-
4711 West Golf Road, Ste. 700
Skokie, Illinois 60076

Snow Becker Krauss P.C            210,000(6)        3.26%       210,000            -0-
605 Third Avenue
New York, NY 10158

Marla Manowitz                    160,600           2.46%       250,000(7)        60,600
c/o Univec, Inc.
22 Dubon Court
Farmingdale, NY 11735

Randy Cohen                       153,000           2.35%       250,000(7)        53,000
c/o Univec, Inc.
22 Dubon Court
Farmingdale, NY 11735

Syrinter, Ltd.                    360,000           5.66%       360,000            -0-
Haldenstrasse 58
8904 Aesch
Zurich, Switzerland

* Less than 1%. The only Selling Securityholders who will own 1% or more of the common stock after the offering are Joel and Flora Schoenfeld (56.63%), John W. Frank (21.36%) and Richard Mintz (1.06%). This assumes all shares offered will be sold.

-------------
(1) Includes 1,483,858 shares of common stock issuable to Joel and Flora Schoenfeld in satisfaction of compensation accrued during 1998 and 1999.

(2) Represents shares of common stock issued to Joel Schoenfeld in satisfaction of a portion of compensation accrued during 1998 and 1999.

(3) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(4) Includes 8,500 shares issuable upon exercise of presently exercisable warrants.

(5) Includes 8,000 shares issuable upon exercise of presently exercisable warrants.

(6) Represents shares of common stock issuable upon exercise of an option issued in connection with payment of fees for legal services.

(7) Represents shares issuable upon exercise of options granted under Univec's 1996 Stock Option Plan.

None of the selling securityholders has been an officer, director or affiliate of Univec or had any material relationship with Univec during the preceding three years, except as follows:

         The Shaar Fund Ltd. acquired 750 shares of series B preferred stock and warrants expiring August 1, 2001, to purchase 112,500 shares of common stock at $2.15 per share in connection with a private placement in July 1998 and acquired in a private placement in February 1999, 250 shares of series C preferred stock, convertible into common stock until February 8, 2001, and warrants expiring February 8, 2002, to purchase 37,500 shares of common stock at $1.92 per share. In connection with the February 1999 private placement the terms of the series B preferred stock and the warrant sold in the July 1998 private placement were amended to be substantially the same as the terms of the preferred stock and warrants issued in the February 1999 private placement.

         Joel Schoenfeld has served as a director of Univec for more than the past three years and also served as Chief Executive Officer for more than the past three years until November 30, 1999. Mr. Schoenfeld's services continue to be available to us as Chairman of our Board of Directors and as an employee. Flora Schoenfeld, Joel Schoenfeld's wife, has served as Secretary and Treasurer of Univec for more than the past three years.

         John W. Frank has served as a director of Univec for more than the past three years.

         Richard Mintz has served as a director of Univec since March 18, 1999, and prior thereto since April, 1998, has served as a consultant to Univec.

         We paid the Malachi Group, Inc., a registered broker-dealer, $36,250 and issued to them warrants to purchase 8,500 shares of common stock at $2.15 per share expiring August 1, 2001 for services rendered in connection with the 1998 private placement of 750 shares of series B preferred stock and related warrants. Also in connection with the 1998 private placement, we paid Zazoff Associates a finder's fee consisting of $35,000 and warrants to purchase 8,000 shares of our common stock at $2.15 per share expiring August 1, 2001 and we issued to Peter Baxter identical warrants to purchase 8,500 shares of our common stock. In connection with the 1999 private placement, we issued 11,111 shares of our common stock to each of The Malachi Group, Inc., Peter Baxter, Zazof Associates and The Progressive Group.

         Snow Becker Krauss P.C. has served as Univec's regular outside counsel during the past four years.

         Marla Manowitz has served as Chief Financial Officer of Univec since March 18, 1999 and as a director since April 30, 1999. Prior thereto since March 1998 she served as head of Univec's internal accounting department.

         Randy Cohen has served as Univec's Director of Operations since June 1998. He is the son-in-law of Joel Schoenfeld, the Chairman of our Board of Directors.

         Syrinter, Ltd. supplied Univec with manufacturing equipment used by Univec's Portuguese contract manufacturer.


                              PLAN OF DISTRIBUTION

         The selling securityholders may sell shares from time to time in public transactions, on or off the NASD's electronic bulletin board, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         - face-to-face transactions between sellers and purchasers without a broker-dealer.

To our knowledge, the selling securityholders have not entered into any underwriting arrangements for the sale of the shares.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be considered "underwriters" within the meaning of the Securities Act in connection with such sales and any commission, discount or concession may be considered underwriting compensation. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         The shares have been registered pursuant to registration rights granted to the selling securityholders. All costs for the registration will be paid by us. Each selling securityholder must pay brokerage commissions and discounts for the sale of its shares. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer participating in sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors, officers and controlling persons against certain liabilities related to the sale of the shares, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers or controlling persons, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with its distribution.

         We will amend or supplement this prospectus to include any required information about the offering, including the names of any underwriters, broker-dealers or agents, and the compensation to be received by them.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, 2,500 shares of series A 8% cumulative convertible preferred stock, $0.001 par value per share, 1,000 shares of series B preferred stock, 1,000 shares of series C preferred stock and 4,995,500 shares of "blank check" preferred stock, $0.001 par value per share. On January 16, 2001, 6,365,746 shares of common stock, 2,072 shares of series A preferred stock, 227 shares of series B preferred stock and 250 shares of series C preferred Stock were issued and outstanding.

         The rights of the holders of our common stock and preferred stock are established by our certificate of incorporation, the certificates of designation for our series A, series B and series C preferred stock, our by laws and Delaware law. The following discussion addresses the material terms of the securities and governing laws.

         Common Stock. Holders of the common stock are entitled to one vote per share, and subject to the rights of holders of the preferred stock, to receive dividends and to share in the assets of Univec available for distribution in the event of a liquidation of Univec. The common stock is not entitled to any preemptive rights.

         Holders of common stock do not have cumulative voting rights, which means that the holders of a majority of our shares of common stock may elect all of the directors, and in that case the holders of the remaining shares will not be able to elect any of our directors. Except as otherwise required by Delaware law, all stockholder action, other than the election of directors by plurality vote, is subject to approval by a majority of the shares of common stock present at a stockholders' meeting at which a quorum, a majority of the issued and outstanding shares of common stock, is present in person or by proxy, or by written consent pursuant to Delaware law.

         All shares of common stock outstanding are fully paid and non-assessable, and the shares of common stock being offered are, or when issued, will be fully paid and non-assessable.

         The Board of Directors is authorized to issue additional shares of common stock within the limits provided in our certificate of incorporation without further stockholder action.

         Preferred Stock. We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock with rights and preferences determined by our Board of Directors. Accordingly, our Board of Directors can, without further stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights senior to the common stock that could adversely affect the rights of the holders of our common stock. The preferred stock could be used as a method of discouraging, delaying or preventing a change in control of Univec. No shares of preferred stock are outstanding, other than 2,072 shares of series A preferred stock, 227 shares of series B preferred stock and 250 shares of series C preferred stock.

         Series A Preferred Stock. 2,072 of the 2,500 authorized shares of series A preferred stock are outstanding. The terms of the series A preferred stock are as follows:

         Dividend Rights. Holders of series A preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock, cumulative dividends at the rate of $80 per share per annum when declared by our Board of Directors, out of legally available funds. Dividends on the series A preferred stock are payable in the discretion of the Board of Directors in cash or additional shares of series A preferred stock (based upon the liquidation value thereof). Unless all cumulative dividends on the series A preferred stock have been paid, we may not

         -        pay dividends or make distributions on, or

         - make any payment to purchase or redeem any of our common stock or other capital stock junior to or in parity with the series A preferred stock. We have agreed that we will not declare or pay any cash dividends on the series A preferred stock without the prior written consent of the underwriter for our initial public offering.

         Redemption. The series A preferred stock is not subject to redemption.

         Liquidation Rights. The holders of the series A preferred stock are entitled to receive, upon any liquidation of Univec, $1,000 per share, plus unpaid dividends after payment of creditors and senior securityholders. If the assets of Univec are insufficient to make payment in full, the available assets will be distributed to the holders of the series A preferred stock and any other series of preferred stock which is in parity with the series A preferred stock, ratably in proportion to the full amount to which each holder is entitled.

         Conversion Rights. Each share of series A preferred stock is convertible by the holder into 222.22 shares of common stock. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. Upon conversion, no payment will be made for unpaid dividends on the series A preferred stock.

         Voting Rights. Holders of series A preferred stock have no voting rights, except as may be required by law.

         Series B and Series C Preferred Stock. 227 of the 1,000 authorized shares of series B preferred stock and all 250 of the authorized shares of series C preferred stock are outstanding. The material terms of the series B and series C preferred stock are the same. The series B preferred stock and the series C preferred stock rank equally as to dividends and upon liquidation and rank senior to the common stock and the series A preferred stock. The terms of the series B and series C preferred stock are as follows:

         Dividend Rights. Holders of series B and series C preferred stock are entitled to receive, prior to the payment of cash dividends on the common stock or the series A preferred stock, cumulative dividends at the rate of $50 per share per annum when declared by our Board of Directors, out of legally available funds. Dividends on the series B and series C preferred stock are payable, in the discretion of the Board of Directors, in cash or shares of common stock (based upon the value thereof). Unless all cumulative dividends on the series B and series C preferred stock have been paid, we may not

         -        pay dividends or make distributions on, or

         -        make any payment to purchase or redeem

any of our common stock or other capital stock junior to or in parity with the series B and series C preferred stock.

         Redemption. If the market price of the common stock does not exceed 130% of its closing bid price on July 27, 1998, Univec may redeem shares of series B or series C preferred stock at a cash price of $1,350 per preferred share plus all unpaid dividends.

         Liquidation Rights. The holders of the series B and series C preferred stock are entitled to receive, upon any liquidation of Univec, $1,000 per share, plus unpaid dividends after payment of creditors and senior securityholders. If the assets of Univec are insufficient to make payment in full, the available assets will be distributed to the holders of the series Band series C preferred stock and any other series of preferred stock ranking on a parity, ratably in proportion to the full amount to which each holder is entitled.

         Conversion Rights. Each share of series B and series C preferred stock is convertible by the holder into the number of shares of common stock having the value of $1,000, on the basis of the lower of (i) $1.10 per share and (ii) a price equal to 75% of the average of the three lowest closing bid prices of the common stock during the twenty trading day period before the conversion date. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the series B or the series C preferred stock.

         The series B and series C preferred stock must be converted by us at the same conversion price on February 8, 2001, but without the approval of our stockholders we may not convert the series B or the series C preferred stock if the shares of common stock issued or issuable on all conversions of the series Bor series C preferred stock and upon exercise of the related warrants would exceed 19.99% of our outstanding common stock on February 8, 1999. If the series B or series C preferred stock cannot be converted on February 8, 2001, we can redeem the preferred stock for cash at a price equal to 135% of the stated value of $1,000 per share of preferred stock or extend the mandatory conversion date for a period of one year. The holders of series B and series C preferred stock do not have the right to convert and we are not obligated to convert series B or series C preferred stock if a conversion would result in the preferred stockholder being the beneficial owner of more than 5% of our outstanding shares of common stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

         Voting Rights. Holders of series B and series C preferred stock have no voting rights, except as may be required by law.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, 10158-0125. Snow Becker Krauss P.C. owns beneficially 210,000 shares of our common stock which are being offered by this prospectus.

                                     EXPERTS

         The consolidated balance sheet as of December 31, 1999, and the consolidated statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1999, incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Most Horowitz & Company, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts indicated are estimates.

         SEC Registration fee........................................    $ 1,220
         Printing expenses (other than stock certificates)...........    $ 7,500
         Legal fees and expenses.....................................    $ 7,500
         Miscellaneous...............................................    $   780

         TOTAL.......................................................    $17,000

Item 15. Indemnification of Directors and Officers.

         Article 6 of the Registrant's Restated Certificate of Incorporation, in accordance with Section 145 of the DGCL, provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Article 6 of the Registrant's Restated Certificate of Incorporation further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Article 6 of the Registrant's Restated Certificate of Incorporation provides that a person indemnified under Article 6 of the Certificate of Incorporation may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the Restated Certificate of Incorporation by petitioning a court of competent jurisdiction.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the Restated Certificate of Incorporation, or any statute or agreement, or otherwise.

         Finally, Article 6 of the Registrant's Restated Certificate of Incorporation provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article 6 of the Restated Certificate of Incorporation.

         Article 7 of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law.
Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

         3.1(2) Restated Certificate of Incorporation of the Registrant, as amended.

         3.2(1)   By-laws of the Registrant, as amended.

         4.1(1) Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and UNIVEC, Inc., a New York corporation.

         4.3(1) Form of Warrant Agreement between the Registrant and the underwriters of the Registrant's initial public offering.

         4.4(1)   Specimen common stock Certificate.

         4.5(1)   Specimen Warrant Certificate (included as Exhibit A to Exhibit
                  4.3 herein).

         4.6(1) Registration Rights Agreement among the Registrant and the holders of bridge warrants.

         4.7(3)   Certificate of Designation of Series B Preferred Stock.

         4.8(4) Certificate of Amendment of Certificate of Designation of Series B Preferred Stock.

         4.9(3) Form of Warrant Agreement dated July 27, 1998, between Company and selling securityholder.

         4.10(4) Form of Amended and Restated Warrant Agreement, amending and restating the Warrant Agreement dated July 27, 1998, between the Company and the selling securityholder.

         4.11(3) Registration Rights Agreement dated July 27, 1998, between Company and selling securityholder.

         4.12(4) Registration Rights Agreement, dated February 8, 1999, between the Company and the selling securityholder.

         4.13(4)  Certificate of Designation of Series C Preferred Stock.

         4.14(4) Form of Warrant Agreement dated February 8, 1999, between the Company and selling securityholder.

         5.1(4)   Opinion of Snow Becker Krauss P.C., counsel to the Company.

         10.1(1)  Amended 1996 Stock Option Plan of the Registrant.

         10.2(5)  1998 Stock Option Plan of the Registrant.

         10.3(6)  2000 Stock Option Plan of the Registrant.

         10.4(5) Employment Agreement dated as of September 4, 1998 between the Registrant and Joel Schoenfeld.

         10.5(1)  Promissory notes of Dr. Alan H. Gold payable to Flora
                  Schoenfeld.

         13.1(6) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as amended.

         13.2(6) Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000.

         23.1(6)  Consent of Snow Becker Krauss P.C.

         23.2(6)  Consent of accountants.

-------------------------------------------------------
(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-20187) declared effective on April 24, 1997.

(2) Incorporated by reference from the Registrants Periodic Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000.

(3) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-62261) declared effective on December 11, 1999.

(4)      Previously filed

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 0-22413).

(6)      Filed herewith.


Item 17. Undertakings

         Rule 415 Offering

         We hereby undertake:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Request For Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on this 17th day of January, 2001

                           UNIVEC, INC.


                           By: /s/ Dr. Alan H. Gold
                               ------------------------------------------------
                                    Dr. Alan H. Gold, Chief Executive Officer
                                    (Principal Executive Officer)


                           By: /s/ Marla Manowitz
                              -------------------------------------------------
                                    Marla Manowitz, Chief Financial
                                    Officer (Principal Financial and
                                    Accounting Officer) and Director



         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons, in the capacities indicated, on January 17, 2001.

/s/ Dr. Alan H. Gold                                 /s/ Andrew Rosenberg
-------------------------------------------          --------------------------
Dr. Alan H. Gold, Chief Executive                    Andrew Rosenberg, Director
Officer (Principal Executive Officer),
and Director


/s/ Marla Manowitz                                   /s/ John Frank
-------------------------------------------          --------------------------
Marla Manowitz, Chief Financial                      John Frank, Director
Officer (Principal Financial and
Accounting Officer) and Director

/s/ Joel Schoenfeld                                  /s/ Richard Mintz
-------------------------------------------          --------------------------
Joel Schoenfeld, Chairman of the                     Richard Mintz, Director
Board of Directors, President and Director

EXHIBIT INDEX

Exhibit No.                    Name
-----------                    ----

10.3     2000 Stock Option Plan of the Registrant.

13.1 Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as amended.

13.2 Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000.

23.1     Consent of Snow Becker Krauss P.C.

23.2     Consent of Most Horowitz & Company, LLP.